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                                                                      EXHIBIT 23
The Board of Directors
Natural Alternatives International, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-00947) on Form S-8 of Natural Alternatives International, Inc. of our report dated September 16, 1996, relating to the consolidated balance sheets of Natural Alternatives International, Inc. As of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows, related schedule for each of the years in the three-year period ended June 30, 1996, and the related schedule, which report appears in the June 30, 1996, annual report on Form 10-K of Natural Alternatives International, Inc.




                                                           KPMG Peat Marwick LLP

San Diego, California
September 26, 1996
















































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